                         [Maples and Calder letterhead]

Scottish Re Group Limited
P.O. Box HM2939
Crown House, Third Floor
4 Par-la-Ville Road
Hamilton HM12
Bermuda

New York Stock Exchange, Inc.
20 Broad Street, 17th Floor,
New York, New York 10005,
USA

Computershare Investor Services, LLC
3020 Legacy Drive, Suite 100-307
Plano, TX 75023

July 1, 2005

Dear Sir,

SCOTTISH RE GROUP LIMITED
-------------------------

We have acted as counsel as to Cayman Islands law to Scottish Re Group Limited
(the "Company") in connection with the proposed registration with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended
(the "Act") and the related application for listing on the New York Stock
Exchange, Inc. of 5,000,000 Non-Cumulative Perpetual Preferred Shares of the
Company, par value US$0.01 and liquidation preference of US$25 per share (the
"Preferred Shares") to be issued by the Company pursuant to the Company's
Registration Statement on Form S-3 (the "Registration Statement").

1   DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

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1.1      the Certificate of Incorporation and Memorandum and Articles of
         Association of the Company as registered on 12 November, 1998 as amended by special resolutions passed on 14 December, 2001, 2 May, 2002 and 7 April, 2005;

1.2      the minutes of the meeting of the Board of Directors of the Company held on 16 June, 2005 and 28 June, 2005 (together, the "Minutes"), the minutes of the meeting of the Pricing Committee dated 28 June, 2005
         (together with the Minutes, the "Meeting") and the corporate records of the Company maintained at its registered office in the Cayman Islands;

1.3      the Prospectus Supplement dated 28 June, 2005 (the "Prospectus
         Supplement") relating to the Offering by the Company of the Preferred
         Shares, and supplement to the Prospectus dated 2 March, 2004 referred to therein (the "Basic Prospectus" and together with the Prospectus
         Supplement, the "Prospectus");

1.4      the Registration Statement;

1.5      the Underwriting Agreement dated as of 28 June, 2005 among the Company,
         Lehman Brothers Inc. ("Lehman Brothers") and the several underwriters named in Schedule I thereto (the "Underwriting Agreement");

1.6      a Certificate of Good Standing issued by the Registrar of Companies
         (the "Certificate of Good Standing"); and

1.7      a certificate from a Director of the Company the form of which is annexed hereto (the "Director's Certificate").

2   ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1      copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.2      all signatures, initials and seals are genuine;

2.3      the power, authority and legal right of all parties under all relevant laws and regulations (other than the laws of the Cayman Islands) to enter into, execute, deliver and perform their respective obligations under the documents mentioned in the Registration Statement, the
         Prospectus and the Underwriting Agreement;

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2.4      the Company will not issue Shares to any person the issuance of which would result in the total Controlled Shares (as such term is defined in the Articles of Association of the Company) of any person equalling or exceeding any limit set out in the Articles of Association of the
         Company;

2.5      no exceptional circumstances exist which give rise to the lifting of the corporate veil;

2.6      all preconditions to the obligations of the parties under the agreements mentioned herein have been satisfied or duly waived and there has been no breach of the terms of the said such agreements;

2.7      no invitation to subscribe for the Shares has been made to the public of the Cayman Islands;

2.8      there is nothing under any law (other than the law of the Cayman
         Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of New York or the federal laws of the United States of
         America.

3   OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1      The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2      The issue of the Preferred Shares has been duly authorised by the
         Company and, when the Registration Statement filed by the Company to effect the registration of the Preferred Shares under the Act was declared effective by the SEC and when the Preferred Shares are issued and delivered in accordance with the Memorandum and Articles, the
         Prospectus and the Underwriting Agreement against payment of the consideration therefor as provided therein and having a value not less than par value, the Preferred Shares will be duly authorised, validly issued, fully paid and non-assessable.

3.3      Under the laws of the Cayman Islands, the liability of a holder of a
         Preferred Share will be limited to the amount, if any, unpaid on any such Preferred Share and a holder of a Preferred Share will have no personal liability for the debts or obligations of the Company solely by reason of holding such Preferred Share.

Except as specifically stated herein, we make no comment with regard to any representations which may be made by the Company in any of the documents referred to above or otherwise or with regard to the commercial terms of the said documents.

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This opinion is given as of the date shown and may not be relied upon as of any later date. This opinion may be relied upon by the addressees only. It may not be relied upon by any other person except with our prior written consent. We hereby consent to the filing with the SEC of this opinion as an exhibit to the
Current Report on Form 8-K and to the use of our name in the Prospectus under the caption "Certain Tax Considerations--Taxation of Scottish Re and its
Subsidiaries--Cayman Islands".

Yours faithfully,

/s/ Maples and Calder
MAPLES AND CALDER